UPDATED CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount To	Offering Price	Aggregate Offering	Amount of
Securities To Be Registered	Be Registered	Per Unit	Price	Registration Fee
Notes offered hereby	$201,000.00	100.00%	$201,000.00	$6.17(1)

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act. There are unused registration fees of $61,566.26 that have been paid in respect of securities offered from Eksportfinans ASA’s Registration Statement No. 333-140456, of which this pricing supplement is a part. After giving effect to the $6.17 registration fee for this offering, $61,550.09 remains available for future offerings. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 141 dated December 21, 2007
To Prospectus Supplement and Prospectus dated July 1, 2005 and
Product Supplement No. 1 dated December 29, 2006
relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-140456

$201,000.00 24.00% Three Month Reverse Convertible Notes
Linked to “LatAm Large Caps” due March 27, 2008

Key Terms

Issuer:	Eksportfinans ASA

Issuer rating:	Aaa (negative outlook) (Moody’s) / AA+ (Standard & Poor’s) / AAA (Fitch)

Specified Currency:	U.S. dollars

Aggregate face amount:	$201,000.00

CUSIP No.:	282645BK5

ISIN:	US282645BK59

Agent:	Natixis Securities North America Inc. 9 West 57th St. New York, New York 10019

Agent acting in the capacity as:	Principal

Investing in the notes involves a number of risks.  See “Risk factors” beginning on page PS-9 of the accompanying product supplement no. 1 and beginning on page S-4 in the accompanying prospectus supplement.

	Price to Public	Fees & Commissions	Proceeds to Us

Per note:	$1,000.00	$20.00	$980.00
Total:	$201,000.00	$4,020.00	$196,980.00

*	See “Supplemental plan of distribution” below.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Natixis Securities North America Inc.

Reference Shares:	Common stock of each of the issuers (each a Reference Issuer) listed in the table below.

	ISIN of Reference	Relevant
Reference Share (Ticker)	Share	Exchange

Banco Bradesco SA (BBD)	US0594603039	NYSE
Cia Siderurgica Nacional SA (SID)	US20440W1053	NYSE
Cia Vale do Rio Doce (RIO)	US2044122099	NYSE
Gerdau SA (GGB)	US3737371050	NYSE
Petroleo Brasileiro SA (PBR)	US71654V4086	NYSE

Interest Rate:	24.00% per annum, payable monthly in arrears in 3 equal 2.00% payments on each of January 25, 2008; February 27, 2008 and March 27, 2008 (each an Interest Payment Date).

Redemption Amount:	The Redemption Amount payable on the Maturity Date in respect of each $1,000.00 face amount will be:

• if the official closing price quoted by the Relevant Exchange of at least one of the Reference Shares has not been below the corresponding Knock-In Level for those Reference Shares on any Trading Day during the period from the Trade Date up to and including the Determination Date (the Knock-In Level Trigger), as determined by the calculation agent in its sole discretion, a cash payment of $1,000.00 (i.e. 100.00% of the face amount), or

• if the Knock-In Level Trigger has occurred, (a) a cash payment of $1,000.00 (i.e. 100.00% of the face amount), if the Final Reference Level on the Determination Date is equal to or greater than the Initial Reference Level for each of the Reference Shares, as determined by the calculation agent in its sole discretion, or (b) the number of the worst performing Reference Shares equal to the Share Redemption Amount of those Reference Shares, if the Final Reference Level of the worst performing Reference Shares on the Determination Date is less than the corresponding Initial Reference Level for those Reference Shares. The worst performing Reference Share could be a Reference Share that has not breached its own Knock-In Level.

The performance of the Reference Shares will be determined by the calculation agent in accordance with the formula: (Final Reference Level -Initial Reference Level)/Initial Reference Level.

Initial Reference Level:	The Initial Reference Level for each of the Reference Shares is as follows:

Initial
Reference
Reference Share (Ticker)	Level

Banco Bradesco SA (BBD)	$31.45
Cia Siderurgica Nacional SA (SID)	$87.98
Cia Vale do Rio Doce (RIO)	$33.30
Gerdau SA (GGB)	$29.46
Petroleo Brasileiro SA (PBR)	$113.20

Final Reference Level:	The official closing level of the Reference Shares on the Determination Date.

Knock-In Level:	75% of the Initial Reference Level. The Knock-In Level for each of the Reference Shares is as follows:

Knock-In
Reference Share (Ticker)	Price

Banco Bradesco SA (BBD)	$18.870
Cia Siderurgica Nacional SA (SID)	$52.788
Cia Vale do Rio Doce (RIO)	$19.980
Gerdau SA (GGB)	$17.676
Petroleo Brasileiro SA (PBR)	$67.920

Share Redemption Amount:	The Share Redemption Amount for each of the Reference Shares is as follows:

Share
Redemption
Reference Share (Ticker)	Amount

Banco Bradesco SA (BBD)	31.7965
Cia Siderurgica Nacional SA (SID)	11.3662
Cia Vale do Rio Doce (RIO)	30.0300
Gerdau SA (GGB)	33.9443
Petroleo Brasileiro SA (PBR)	8.8339

The Share Redemption Amount payable on the Maturity Date, if applicable, will be the number of the worst performing Reference Shares per note that you hold in the amount set forth for those Reference Shares in the table above. This amount is equal to the $1,000.00 face amount per note divided by the Initial Reference Level of each of the Reference Shares. You will receive cash in lieu of fractional shares in an amount equal to the fractional share amount multiplied by the Final Reference Level of those Reference Shares.

Trade Date:	December 21, 2007

Original Issue Date:	December 27, 2007

Determination Date:	March 24, 2008

Maturity Date†:	March 27, 2008

Denomination:	Minimum denominations of $1,000.00 and integral multiples thereof.

Calculation agent:	Natixis Corporate & Investment Bank 4 Quai d’Austerlitz — 75648 Paris Cedex 13 Attn: Legal Department Telephone No.: +33 1 58 55 26 59

Fascimile No.: +33 1 58 55 26 53

†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at maturity” in the accompanying product supplement no. 1.

Adjustment Events

For the notes described herein, an Adjustment Event will be any of the following: Potential Adjustment Event, Merger Event, Delisting, Nationalization or Insolvency, each as defined below.

Potential Adjustment Event

Any of the following will be a Potential Adjustment Event:

•	a subdivision, consolidation or reclassification of the Reference Shares (unless a Merger Event, as defined below),

•	a distribution or dividend to existing holders of Reference Shares of (a) Reference Shares, (b) other share capital or securities granting the right to payment of dividends or the proceeds of liquidation of the issuer of those Reference Shares equally or proportionately with such payments to holders of those Reference Shares, (c) share capital or other securities of another issuer acquired by the issuer of those Reference Shares as a result of a “spin-off” or other similar transaction or (d) any other type of securities, rights or warrants or other assets, in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent in its sole discretion,

•	an extraordinary dividend,

•	a call by an issuer of Reference Shares in respect of Reference Shares that are not fully paid,

•	a repurchase by or on behalf of an issuer of Reference Shares or any of its subsidiaries of those Reference Shares, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise,

•	in respect of an issuer of Reference Shares, an event that results in any shareholder rights being distributed or becoming separated from the shares of common stock or other shares of the capital stock of the issuer of those Reference Shares pursuant to a shareholder rights plan or arrangement directed against hostile takeovers that provides upon the occurrence of certain events for a distribution of preferred stock, warrants, debt instruments or stock rights at a price below their market value, as determined by the calculation agent in its sole discretion, provided that any adjustment effected as a result of such an event shall be readjusted upon any redemption of such rights,

•	the occurrence of a tender offer by any entity or person to purchase more than 10% but less than 50% of the outstanding voting shares of any class of shares of an issuer of Reference Shares, as determined by the calculation agent in its sole discretion based upon filings with governmental agencies or the nature and term of the tender offer, and

•	any other event that may have, in the opinion of the calculation agent in its sole discretion, a dilutive or concentrative or other effect on the theoretical value of the Reference Shares.

Following the declaration by an issuer of Reference Shares of the terms of any Potential Adjustment Event, the calculation agent will determine in its sole discretion whether that Potential Adjustment Event has a dilutive or concentrative or other effect on the theoretical value of those Reference Shares and, if so, will:

•	make the corresponding adjustment, if any, to any one or more of the Initial Reference Level, Knock-In Level or Share Redemption Amount, as applicable, as the calculation agent in its sole discretion determines appropriate to account for that dilutive or concentrative or other effect, and

•	determine the effective date of that adjustment.

The calculation agent may, but need not, determine the appropriate adjustment by reference to the adjustment in respect of that Potential Adjustment Event made by an exchange or quotation system to options contracts or futures contracts on the Reference Shares traded on that exchange or quotation system.

Upon making any such adjustment, the calculation agent will as soon as practicable notify us and the trustee and paying agent for the notes, stating the adjustment made to the Initial Reference Level, Knock-In Level or Share Redemption Amount, as applicable, and giving brief details of the Potential Adjustment Event.

Merger Event

Merger Event means, in relation to the Reference Shares, any:

•	reclassification of or change to the Reference Shares that results in a transfer of or an irrevocable commitment to transfer all holdings of outstanding Reference Shares,

•	consolidation, amalgamation or merger of an issuer of Reference Shares with or into another entity other than a consolidation, amalgamation or merger in which the issuer of those Reference Shares is the continuing entity and which does not result in a reclassification of or change to the Reference Shares, or

•	other takeover offer for an issuer of Reference Shares that results in a transfer of or an irrevocable commitment to transfer all those Reference Shares (other than holdings of Reference Shares owned or controlled by the offeror), in each case if the Merger Date is on or before the applicable Determination Date.

Tender Offer means, in relation to the References Shares, a tender offer by any entity or person to purchase more than 50% but less than 100% of the outstanding voting shares of any class of shares of the issuer of those References Shares, as determined by the calculation agent in its sole discretion based upon filings with governmental agencies or the nature and terms of the tender offer.

In respect of each Merger Event or Tender Offer, the following terms have the meanings given below:

•	Merger Date means the date upon which all holders of the relevant Reference Shares (other than, in the case of a takeover offer, holdings of Reference Shares owned or controlled by the offeror) have agreed or have irrevocably become obliged to transfer their holdings of those Reference Shares,

•	Tender Offer Date means the date on which voting shares in the amount of the applicable percentage threshold are actually purchased or otherwise obtained (as determined by the calculation agent),

•	Share-for-Share means that the consideration for the relevant Reference Shares consists or, at the option of the holder of those Reference Shares, may consist, solely of common shares of the offeror or of a third party other than Reference Shares issued in connection with the merger or the Tender Offer (New Shares),

•	Share-for-Other means that the consideration for the relevant Reference Shares consists solely of cash or any securities other than New Shares or assets, whether those of the offeror or of a third party, and

•	Share-for-Combined means that the consideration for the relevant Reference Shares consists of cash or any securities, including New Shares, or assets, whether those of the offeror or of a third party.

If a Share-for-Share Merger Event or a Share-for-Combined Merger Event occurs in relation to any Reference Shares and the issuer of the New Shares is not the issuer of any of the Reference Shares, then, on or after the relevant Merger Date, the calculation agent in its sole discretion will redefine the affected Reference Shares to include the relevant quantity of the New Shares to which a holder of those Reference Shares immediately prior to the occurrence of the Merger Event would be entitled upon consummation of the Merger Event, whereupon:

•	the New Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the New Shares so that the ratio of the Spot Price (as defined below) of the New Shares to the Initial Reference Level of the New Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of the Merger Event, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.

If a Share-for-Share Tender Offer or a Share-for-Combined Tender Offer occurs in relation to any References Shares and the issuer of the New Shares is not the issuer of any of the Reference Shares, then, on or after the relevant

Tender Offer Date, the calculation agent will either (i) make such adjustment to the Initial Reference Level, Knock-In Level or Share Redemption Amount or any other terms of the notes, as the calculation agent in its sole discretion determines appropriate to account for the economic effect on the notes of such Tender Offer or (ii) if the calculation agent determines that no adjustment that it could make under (i) will produce a commercially reasonable result, redefine the affected Reference Shares to include the relevant quantity of the New Shares to which a holder of those Reference Shares immediately prior to the occurrence of the Tender Offer would be entitled upon consummation of the Tender Offer, whereupon:

•	the New Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the New Shares so that the ratio of the Spot Price of the New Shares to the Initial Reference Level of the New Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of the Merger Event, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.

Spot Price means:

•	in relation to any Reference Shares, the last official reported price for those Reference Shares on the Relevant Exchange, as determined by or on behalf of the calculation agent in its sole discretion, immediately prior to the relevant Delisting, Merger Event, Tender Offer, Nationalization or Insolvency, and

•	in relation to a Replacement Share or a New Share, the official closing price for those shares on their primary market of trading, as determined by the calculation agent in its sole discretion, immediately prior to the relevant Delisting, Merger Event, Tender Offer, Nationalization or Insolvency.

If a Share-for-Other Merger Event, a Share-for-Share Merger Event or a Share-for-Combined Merger Event where the issuer of the New Shares is the issuer of any of the Reference Shares occurs in relation to any Reference Shares, then, on or after the relevant Merger Date, the calculation agent in its sole discretion will adjust the affected Reference Shares by substituting those Reference Shares with other shares selected by the calculation agent in its sole discretion (the Replacement Shares) upon consummation of the Merger Event, whereupon:

•	the Replacement Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the Replacement Shares so that the ratio of the Spot Price of the Replacement Shares to the Initial Reference Level of the Replacement Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of the Merger Event, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.

If a Share-for-Other Tender Offer, a Share-for-Share Tender Offer or a Share-for-Combined Tender where the issuer of the New Shares is the issuer of any of the Reference Shares occurs in relation to any Reference Shares, then, on or after the relevant Tender Offer Date, the calculation agent will either (i) make such adjustment to the Initial Reference Level, Knock-In Level or Share Redemption Amount or any other terms of the notes, as the calculation agent in its sole discretion determines appropriate to account for the economic effect on the notes of such Tender Offer or (ii) if the calculation agent determines that no adjustment that it could make under (i) will produce a commercially reasonable result, replace the affected Reference Shares with other shares selected by the calculation agent in its sole discretion (the Replacement Shares) upon consummation of the Tender Offer, whereupon:

•	the Replacement Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the Replacement Shares so that the ratio of the Spot Price of the Replacement Shares to the Initial Reference Level of the Replacement Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of the Tender Offer, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.

Delisting, Nationalization or Insolvency

Delisting means, in relation to any Reference Shares, that those Reference Shares cease, for any reason, to be listed on the Relevant Exchange and, as of the date of delisting, are not listed on another recognized exchange or quotation system acceptable to the calculation agent in its sole discretion.

Nationalization means that all the Reference Shares or all or substantially all the assets an issuer of those Reference Shares are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority, entity or instrumentality thereof.

Insolvency means, in relation to any Reference Shares, that, by reason of the voluntary or involuntary liquidation, bankruptcy or insolvency of or any analogous proceeding affecting the issuer of those Reference Shares, (a) all holdings of those Reference Shares are required to be transferred to a trustee, liquidator or other similar official or (b) holdings of those Reference Shares become subject to a legal prohibition on their transfer.

If a Delisting, Nationalization or Insolvency occurs in relation to any Reference Shares, the calculation agent in its sole discretion will substitute those Reference Shares with Replacement Shares on the effective date of that event, whereupon:

•	the Replacement Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the Replacement Shares so that the ratio of the Spot Price of the Replacement Shares to the Initial Reference Level of the Replacement Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of that event, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.

Upon the occurrence of a Merger Event, Delisting, Nationalization or Insolvency, the calculation agent will as soon as practicable notify us, The Bank of New York and the agent of the occurrence of the Merger Event, Delisting, Nationalization or Insolvency, as the case may be, giving details thereof and the action proposed to be taken in relation thereto.

Additional terms specific to the notes

You should read this pricing supplement together with the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007 relating to our medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 1 dated April 12, 2007. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying product supplement no. 1, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

http://www.sec.gov/Archives/edgar/data/700978/000115697306001446/u51278e424b2.htm
Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Eksportfinans ASA.

Selected risk considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Shares or any of the component stocks of the Reference Shares. These risks are explained in more detail in the “Risk factors” section of the accompanying product supplement no. 1 dated April 17, 2007.

Hypothetical examples of amounts payable at maturity

The following tables set out the total return to the Maturity Date of a note, based on the assumptions outlined below and several variables, which include (a) whether the Knock-In Level Trigger has occurred and (b) several hypothetical closing prices for the Reference Shares on the Determination Date or at any time during the life of the notes. These figures are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the effect that various hypothetical Reference Share values could have on the Redemption Amount, assuming all other variables remain constant.

The information in the tables reflects hypothetical rates of return on the notes assuming they are purchased on the Original Issue Date and held to the Maturity Date. If you sell your notes prior to the Maturity Date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see “Risk factors” beginning on page PS-9 of the accompanying product supplement no. 1.

The tables below assume no Market Disruption Event, Adjustment Event or Settlement Disruption Event occurs. Also, the hypothetical rates of return shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to the notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the Reference Shares.

The market price of each of the Reference Shares has been volatile in the past, and their performance cannot be predicted for any future period. The actual performance of the Reference Shares over the life of the notes, as well as the Redemption Amount payable, may bear little relation to the hypothetical return examples set forth below or to the historical price of the Reference Shares set forth elsewhere in this pricing supplement. For information about the price of the Reference Shares during recent periods, see “The Reference Shares” below.

If the official closing price quoted by the Relevant Exchange for any of the Reference Shares never falls below the corresponding Knock-In Level for those Reference Shares on any Trading Day during the period from the Trade Date up to and including the Determination Date, or if the Final Reference Level on the Determination Date is equal to or greater than the Initial Reference Level, the Redemption Amount will be paid in cash.

By contrast, if the official closing price quoted by the Relevant Exchange for any of the Reference Shares is less than the Knock-In Level for those Reference Shares on any Trading Day during the period from the Trade Date up to and including the Determination Date, and the Final Reference Level of the worst performing Reference Shares on the Determination Date is less than the corresponding Initial Reference Level for those Reference Shares, the Redemption Amount payment on the Maturity Date will be made in the Reference Shares with the worst performance (with fractional shares paid in cash).

The following tables illustrate hypothetical rates of return on an investment in the notes assuming that the Reference Shares of Companhia Vale do Rio Doce have the worst performance of any of the Reference Shares over the term of the notes, as determined by the calculation agent based on the formula: (Final Reference Level − Initial Reference Level)/(Initial Reference Level). Consequently, the Final Reference Levels for no other Reference Shares need to be taken into account in determining the Redemption Amount.

The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date assuming a hypothetical Initial Reference Level of $33.3 and a hypothetical Knock-In Level of $24.975. In these examples, the Knock-In Level Trigger never occurs during the life of the notes. In each example, the redemption Amount is paid in cash.

Assumed Closing Price of
Worst Performing Reference Shares	Value of	3 Monthly	3 Month
on Determination Date	Payment at	Interest	Total Return
(Companhia Vale do Rio Doce)	Maturity	Payments	$	%

Greater than: 33.3	$1,000.00	$60.00	$1,060.00	6.0000%
$33.30	$1,000.00	$60.00	$1,060.00	6.0000%
$30.53	$1,000.00	$60.00	$1,060.00	6.0000%
$27.75	$1,000.00	$60.00	$1,060.00	6.0000%
$24.99	$1,000.00	$60.00	$1,060.00	6.0000%

The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date assuming a hypothetical Initial Reference Level of $33.3 and a hypothetical Knock-In Level of $24.975. In these examples, the Knock-In Level Trigger occured at some point during the life of the notes.

Assumed Closing Price of
Worst Performing Reference Shares	Value of	3 Monthly
on Determination Date	Payment at	Interest	3 Month Total Return
(Companhia Vale do Rio Doce)	Maturity	Payments	$	%

Greater than: 33.3	$1,000.00	$60.00	$1,060.00	6.000%
$33.30	$1,000.00	$60.00	$1,060.00	6.000%
$29.97	$900.00	$60.00	$960.00	−4.000%
$26.64	$800.00	$60.00	$860.00	−14.000%
$23.31	$700.00	$60.00	$760.00	−24.000%
$15.98	$600.00	$60.00	$660.00	−34.000%
$13.32	$500.00	$60.00	$560.00	−44.000%
$6.39	$400.00	$60.00	$460.00	−54.000%
$4.80	$300.00	$60.00	$360.00	−64.000%
$1.28	$200.00	$60.00	$260.00	−74.000%
$0.64	$100.00	$60.00	$160.00	−84.000%
$0.00	$0.00	$60.00	$60.00	−94.000%

Payable in Reference Shares of Companhia Vale do Rio Doce, i.e., the Reference Share.

The Reference Shares

General

Unless otherwise stated, all information contained herein on the Reference Shares and on the Reference Issuers is derived from publicly available sources and is provided for informational purposes only.

Each of the Reference Shares are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required periodically to file certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, NE, Washington, DC 20549 and copies of such material can be obtained from the Public Reference Section of the SEC, 100 F Street, NE, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. In addition, information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov.

According to its publicly available documents, Banco Bradesco S.A. is a private-sector bank in Brazil that provides a wide range of banking and financial services in Brazil and abroad to individuals, small and mid-sized companies and major local and international corporations and institutions. Banco Bradesco S.A.’s products include banking operations such as lending and deposit-taking, credit card issuance, consortiums, insurance, leasing, payment collection and processing, pension plans, asset management and brokerage services. Information provided to or filed with the SEC by Banco Bradesco S.A. pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 001-15250. According to its publicly available documents, Companhia Siderúgica Nacional is a fully-integrated producer of crude steel and rolled steel products in Brazil. Companhia Siderúgica Nacional’s products include slabs, hot- and cold-rolled, galvanized and tin mill products for distribution, packaging, automotive, home appliance and construction industries. In addition to owning its own source of iron ore, Companhia Siderúgica Nacional also produces from its own mines its total requirements of limestone and dolomite and a portion of its own tin requirements. Information provided to or filed with the SEC by Companhia Siderúgica Nacional pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 001-14732.

According to its publicly available documents, Companhia Vale Do Rio Doce is engaged in mining, non-ferrous metal production and logistics, as well as energy, aluminum and steel activities. Its principal lines of business consist of mining and logistics. It holds exploration claims in Brazil, Angola, Argentina, Australia, Chile, Gabon, Guinea, Mongolia, Mozambique, Peru and South Africa. It operates logistics systems, including railroads and ports that are integrated with its mining operations. Directly and through affiliates and joint ventures, it has investments in the aluminium-related, energy and steel businesses. It is also investing in copper, nickel and coal exploration. Information provided to or filed with the SEC by Companhia Vale Do Rio Doce pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 005-55631.

According to its publicly available documents, Gerdau S.A. is a Brazilian corporation that owns and operates steel mills, fabricated reinforcing steel facilities, downstream operations and commercial stores throughout Brazil and South America as well as in North America. Gerdau S.A. also owns iron ore extraction areas, solid pig iron production units and private sea terminals. Information provided to or filed with the SEC by The Home Depot, Inc. pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 001-14878.

According to its publicly available documents, Petróleo Brasileiro S.A. — Petrobras is a wholly owned enterprise of the Brazilian Government, which is engaged in the energy sector. It is divided into four business areas: Exploration and Production, Downstream, Gas & Energy and International, plus two support functions: Finance and Services. It is also present in other countries, namely Angola, Argentina, Bolivia, Colombia, Nigeria, and the United States, as well as having the support of its overseas offices in New York and Japan. Information provided to or filed with the SEC by Petróleo Brasileiro S.A. — Petrobras pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 001-15106.

In addition, information regarding Reference Issuers may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of these reports.

This pricing supplement relates only to the notes offered hereby and does not relate to the Reference Shares. We have derived all disclosures contained in this pricing supplement regarding Reference Issuers from the publicly available documents described in the preceding paragraphs. Neither we nor the agent nor its affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to any of the Reference Issuers in connection with the offering of the notes. Neither we nor the agent nor its affiliates make any representation that such publicly available documents or any other publicly available information regarding any of the Reference Issuers are accurate or complete. Furthermore, we cannot give any assurance that all the events occurring prior to the date of this pricing supplement (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of any of the Reference Shares (and therefore the Initial Reference Level and the Knock-In Level and Redemption Amount) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning any of the Reference Issuers could affect the value you will receive on the Maturity Date with respect to the notes and therefore the market value of the notes. Neither we nor any of our affiliates have any obligation to disclose any information about the Reference Issuers after the date of this pricing supplement.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Reference Shares. As a prospective purchaser of notes, you should undertake such independent investigation of the Reference Issuers as in your judgment is appropriate to make an informed decision with respect to an investment in the Reference Shares.

Historical Performance

The Reference Shares are traded on the NYSE under the symbols set forth above. The following table sets forth the published intra-day high, low and closing prices of each of the Reference Shares since December 31, 2003. We obtained the information in the tables below from Bloomberg without independent verification.

Any historical upward or downward trend in the price of any of the Reference Shares during any period shown below is not an indication that the price of those Reference Shares is more or less likely to increase or decrease at any time during the term of the notes. You should not take the historical performance levels as an indication of future performance of any of the Reference Shares. We cannot assure you that the future performance of any of the Reference Shares will result in your receiving the face amount of your notes on the Maturity Date. The actual performance of any of the Reference Shares over the life of the notes may bear little relation to the historical levels shown below.

Historical Performance of Banco Bradesco SA

Period	High	Low	Period End

2004
First Quarter	$4.603	$3.832	$4.013
Second Quarter	4.171	2.928	3.829
Third Quarter	4.392	3.582	4.392
Fourth Quarter	6.298	4.555	6.265
2005
First Quarter	$8.243	$5.505	$7.250
Second Quarter	8.848	7.228	8.848
Third Quarter	12.288	8.148	12.230
Fourth Quarter	17.680	11.648	14.575
2006
First Quarter	$21.530	$15.360	$17.955
Second Quarter	19.910	12.620	15.545
Third Quarter	17.170	14.280	16.675
Fourth Quarter	20.175	16.490	20.175
2007
First Quarter	$20.985	$17.265	$20.220
Second Quarter	26.430	20.005	24.110
Third Quarter	29.440	21.520	29.370
Fourth Quarter (through December 21, 2007)	34.410	27.590	31.450

Historical Performance of Cia Siderurgica Nacional SA

Period	High	Low	Period End

2004
First Quarter	$18.038	$13.430	$17.050
Second Quarter	17.800	9.500	12.160
Third Quarter	15.650	12.170	15.530
Fourth Quarter	19.120	13.730	19.120
2005
First Quarter	$26.300	$16.950	$24.100
Second Quarter	24.350	16.000	16.150
Third Quarter	23.460	15.150	23.220
Fourth Quarter	23.150	17.470	21.400
2006
First Quarter	$31.550	$21.580	$31.420
Second Quarter	37.380	25.750	32.200
Third Quarter	32.870	26.670	28.430
Fourth Quarter	33.350	27.840	29.980
2007
First Quarter	$42.840	$28.250	$42.840
Second Quarter	55.020	42.660	51.720
Third Quarter	70.920	43.370	70.520
Fourth Quarter (through December 21, 2007)	87.980	68.450	87.980

Historical Performance of Cia Vale do Rio Doce

Period	High	Low	Period End

2004
First Quarter	$5.083	$4.163	$4.575
Second Quarter	4.758	3.521	3.963
Third Quarter	5.665	3.867	5.618
Fourth Quarter	7.253	5.080	7.253
2005
First Quarter	$9.138	$6.513	$7.903
Second Quarter	8.000	6.400	7.320
Third Quarter	11.195	7.378	10.965
Fourth Quarter	11.270	9.213	10.285
2006
First Quarter	$12.818	$10.570	$12.133
Second Quarter	14.545	10.035	12.020
Third Quarter	12.215	9.880	10.780
Fourth Quarter	15.170	10.450	14.870
2007
First Quarter	$18.800	$13.755	$18.495
Second Quarter	23.775	18.685	22.275
Third Quarter	33.980	19.105	33.930
Fourth Quarter (through December 21, 2007)	37.750	31.000	33.300

Historical Performance of Gerdau SA

Period	High	Low	Period End

2004
First Quarter	$5.189	$4.200	$5.178
Second Quarter	5.444	3.538	5.387
Third Quarter	7.524	5.333	7.267
Fourth Quarter	8.089	6.240	8.000
2005
First Quarter	$9.053	$6.756	$7.333
Second Quarter	7.400	5.927	6.487
Third Quarter	9.967	6.040	9.953
Fourth Quarter	11.213	8.367	11.120
2006
First Quarter	$16.647	$11.607	$15.013
Second Quarter	18.100	12.230	14.910
Third Quarter	16.010	12.880	13.550
Fourth Quarter	16.360	13.220	16.000
2007
First Quarter	$19.100	$15.190	$18.130
Second Quarter	25.720	18.360	25.720
Third Quarter	28.070	19.390	26.220
Fourth Quarter (through December 21, 2007)	31.350	25.430	29.460

Historical Performance of Petroleo Brasileiro SA

Period	High	Low	Period End

2004
First Quarter	$17.055	$14.640	$16.750
Second Quarter	17.570	12.175	14.035
Third Quarter	18.025	13.430	17.625
Fourth Quarter	20.185	17.215	19.890
2005
First Quarter	$24.905	$18.705	$22.090
Second Quarter	26.485	20.500	26.065
Third Quarter	36.685	24.770	35.745
Fourth Quarter	36.700	29.475	35.635
2006
First Quarter	$47.250	$37.360	$43.335
Second Quarter	53.460	35.090	44.655
Third Quarter	47.470	38.335	41.915
Fourth Quarter	51.495	39.255	51.495
2007
First Quarter	$50.660	$42.260	$49.755
Second Quarter	61.715	49.650	60.635
Third Quarter	76.910	53.560	75.500
Fourth Quarter (through December 21, 2007)	116.770	74.740	113.200

Supplemental information regarding taxation in the United States

The amount of the stated interest rate on the note that constitutes interest on the Deposit (as defined in the accompanying product supplement no. 1) equals 5.08% and the remaining 18.92% constitutes Put Premium (as defined in the accompanying product supplement no. 1).

Please refer to “Taxation in the United States” beginning on PS-16 of the accompanying product supplement no. 1.

Supplemental plan of distribution

The notes are being purchased by Natixis Securities North America Inc. (the agent) as principal, pursuant to a terms agreement dated as of December 21, 2007, between the agent and us. The agent has agreed to pay our out-of-pocket expenses in connection with the issuance of the notes.

See “Supplemental plan of distribution” beginning on page PS-19 of the accompanying product supplement no. 1.